Exhibit 99.1

For Immediate Release

January 25, 2010

Media Relations Contacts:

Andrew Shane

(972)453-6473

andrew.shane@supermedia.com

Investor Relations Contact:

Cliff Wilson

(972) 453-6188

cliff.wilson@supermedia.com

SuperMedia Adds New Director to Board

John Slater Joins Board of Directors Pursuant to Amended and Restated Standstill Agreement with Paulson & Co. Inc.

DALLAS – SuperMedia (NASDAQ:SPMD) (the “Company” or “SuperMedia”) today announced that John Slater, a Vice President at investment firm Paulson & Co. Inc. (“Paulson”), has joined the Company’s Board of Directors, effective immediately. With this appointment, SuperMedia’s Board of Directors has increased from eight to nine members. Mr. Slater, like the other members of the Board, was appointed to a term that will expire at the annual meeting of stockholders to be held in 2011.

Mr. Slater’s appointment to the SuperMedia Board was made pursuant to the terms of an amended and restated Standstill Agreement between the Company and investment funds and accounts managed by Paulson. The amendment and restatement of the original Standstill Agreement and related changes to the Company’s bylaws facilitate the appointment of Mr. Slater to the Board by reducing the threshold at which Paulson has the right to appoint a nominee to the Board, as well as the thresholds at which the standstill and voting obligations of Paulson under the original agreement became effective.

“We are pleased to welcome John Slater to the new SuperMedia Board and look forward – in particular – to the insights and perspective he will share on behalf of Paulson, a highly regarded investment firm,” said Scott W. Klein, chief executive officer of SuperMedia Inc. “We appreciate Paulson’s interest in our company, which I believe is a strong testament to the importance of the print and online yellow pages business to small and medium businesses, as well as the potential to position the business particularly in the online segment to benefit from the evolution of the advertising market.”

Mr. Slater, who joined Paulson in January 2009, focuses on investments in the media, telecom and technology sectors. Previously he was a Vice President at Lehman Brothers and Barclays Capital. He holds an MBA from INSEAD, an MA and BA from the University of Cambridge.

The foregoing description of the amended and restated Standstill Agreement is qualified by reference to the full text of such agreement, which is attached to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2010.  Interested persons should review that document in its entirety.  It is available on the SEC’s web site at www.sec.gov or at http://ir.supermedia.com/sec.cfm.

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Forward-Looking Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include the words “believe,” “will,” “would,” “propose,” “anticipate,” “foresee,” and similar expressions identify forward-looking statements.  For a discussion of the risks and uncertainties see Idearc’s periodic filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and Idearc’s subsequent Quarterly Reports on Form 10-Q.

About SuperMedia Inc.

SuperMedia (NASDAQ:SPMD) is the advertising agency for local small to medium sized businesses across the United States. SuperMedia specializes in results. Click-here results. Ring-the-phone results. Knock-on-the-door results.

SuperMedia’s advertising products and services include: the SuperGuaranteeSM and SuperTradeExchange® programs, Verizon® SuperYellowPages, FairPoint® SuperYellowPages, Superpages.com®, EveryCarListed.comSM, Switchboard.comSM, LocalSearch.comSM, Superpages MobileSM and SuperpagesDirect™ direct mail products. For more information, visit www.supermedia.com.